EXHIBIT 99.1

Contact:	Mike McAndrew
Chief Financial Officer
Black Box Corporation
(724) 873-6788
email: investors@blackbox.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PENNSYLVANIA, May 31, 2005 — In BW5901 issued May 26, 2005: Please replace the release dated May 26, 2005 with the following corrected version due to revisions.

The corrected release reads:

BLACK BOX CORPORATION REPORTS FOURTH QUARTER
AND TOTAL YEAR FISCAL 2005 RESULTS

Black Box Corporation (NASDAQ:BBOX) today reported for the fourth quarter ended March 31, 2005, break-even diluted earnings per share compared to 61¢ last year. Net income for the fourth quarter was break-even compared to $11.5 million or 8.9% of revenues last year. Excluding restructuring and other charges and reconciling items in the fourth quarter of Fiscal 2005 described below, diluted earnings per share were 39¢ for the quarter and net income was $6.8 million or 4.3% of revenues.

During the fourth quarter of Fiscal 2005, the Company recorded a pre-tax charge for restructuring and other charges of $5.1 million. This charge was comprised of $3.0 million for staffing level adjustments and real estate consolidations in Europe and North America, and $2.1 million for the final settlement of a previously disclosed litigation matter. In addition, the Company incurred charges during the fourth quarter of Fiscal 2005 of $5.3 million pre-tax, comprised of acquisition related expenses from the purchase of Norstan, Inc. (“Norstan”) on January 25, 2005 of $2.7 million, and $2.6 million of costs associated with the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Management believes that presenting diluted earnings per share and net income excluding restructuring and other charges and reconciling items is useful to investors because it provides a more meaningful comparison of the ongoing operations of the Company.

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In accordance with SEC Regulation G, the attached financial charts include a reconciliation of the non-GAAP financial measures in this release to the most directly comparable GAAP measures.

Total revenues for the fourth quarter were $157 million, an increase of 21% from $130 million last year. On a sequential comparison basis, third quarter revenues were $127 million.

Fourth quarter cash provided by operating activities was $18 million, compared to $27 million last year. On a sequential comparison basis, third quarter cash provided by operating activities was $14 million. Black Box utilized its fourth quarter cash provided by operating activities of $18 million to make a dividend payment of $1 million and $17 million for share repurchases.

For total fiscal year 2005, diluted earnings per share were $1.68 compared to $2.52 last year, down 33%. Corresponding net income for the year was $29.9 million or 5.6% of revenues, compared to $47.2 million or 9.1% of revenues last year. Excluding restructuring and other charges and reconciling items for total fiscal year 2005, diluted earnings per share were $2.13 and net income was $37.9 million or 7.1% of revenues.

In addition to the restructuring and other charges and reconciling items discussed above that were incurred during the fourth quarter of Fiscal 2005, the Company also incurred $1.8 million of costs associated with the compliance requirements of Section 404 in previous Fiscal 2005 quarters. Total cost for the full fiscal year associated with the compliance requirements of Section 404 was $4.4 million.

Total year revenues were $535 million, up 3% from $520 million last year.

Cash provided by operating activities for the year was $52 million or 175% of net income, compared to $75 million or 159% of net income last year. Black Box utilized the total year cash provided by operating activities of $52 million to make dividend payments of $4 million and repurchase $48 million of its Common Stock.

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The Company’s 6-month order backlog was $97 million at March 31, 2005 compared to $54 million at the end of the third quarter. The increase in backlog is related to the purchase of Norstan.

The Company has set its worldwide cost structure on the basis of approximately $700 million in annual revenues, or approximately $175 million per quarter. At this revenue level, the Company is targeting gross profits at 40% to 41%, SG&A expenses excluding depreciation and Norstan acquisition-related expenses, described below, at 26.5% to 27.5% and EBITDA of approximately $95 to $100 million or 13.5% to 14.5% of revenues. Depreciation is estimated at approximately $11 million.

Assuming an overall interest rate of 5%, interest expense is targeted to be approximately $7.5 to $8.5 million or approximately 1.1% of revenues. The effective tax rate is targeted to be approximately 35.0% of pre-tax income. Net income excluding Norstan acquisition-related expenses and restructuring costs, described below, is targeted to be approximately $52 to $54 million. Assuming weighted average common and common equivalent shares outstanding of 18 million, EPS excluding Norstan acquisition-related expenses and restructuring costs is targeted to approximate $2.90 to $3.00 per share.

Norstan acquisition-related expenses will approximate $6.2 million pre-tax in FY06 and $1.4 million in FY07. The corresponding EPS impact is expected to be 23¢ per share in FY06 and 5¢ per share in FY07.

The Company expects to record in the first quarter of Fiscal 2006, a $4 to $5 million pre-tax restructuring charge, or 14¢ to 18¢ per share, to complete its staffing level adjustments in Europe and North America and real estate consolidations. In combination with the $3 million restructuring recorded in the fourth quarter of Fiscal 2005, the Company will reduce its operating costs by $11 to $12 million annually.

Cash provided by operating activities after these items is targeted to be in a range of $68 to $73 million. New capital expenditures are targeted to approximate $6 million.

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All of the above targets are before any new mergers and acquisition activity that has not been announced.

Commenting on past year and future, Fred C. Young, Chief Executive Officer, said, “Fourth quarter revenues grew 21% to $157 million and total year revenues grew 3% to $535 million. For FY06 we expect revenues to grow 31% to $700 million. We are also targeting to aggressively increase market share via our M&A program with a 12-month goal of $150 to $200 million in additional annualized revenues. Funding for this expansion will come from operating cash flow, existing lines of credit and stock issuances. Looking beyond FY06, we have established a goal of one billion dollars in revenues by the end of FY07.

“We have spent considerable time and money restructuring our worldwide cost structure to achieve targeted future profits and cash flows. This requires a restructuring charge in 4Q05 and 1Q06, and although costly, we believe these actions are operationally necessary and financially beneficial going forward.

“In support of attaining our financial targets we will aggressively market our Data, Voice and Hotline Technical Services, or what we call DVH Services. Our Technical Services Model is unique in the industry and we believe provides the best value proposition to our clients. For Fiscal 2006 we expect our revenue mix by technical service to be 28% Data Services, 43% Voice Services and 29% Hotline Services. Geographically we expect our revenue mix to be 75% North America and 25% International. Over time we will look to increase our international presence.

“We continue to have high expectations from our recent Norstan acquisition. The integration program is proceeding per our plan which included re-branding Norstan to Black Box throughout North America.

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“In closing, we have high expectations for the future of Black Box. Achieving these expectations will require us to successfully complete the Norstan integration, aggressively sell our DVH services and consummate high quality M&A opportunities.”

During FY05, the Company repurchased approximately 1.4 million shares for an aggregate purchase price of $57 million. Funding for the stock repurchases came primarily from cash flow from operations. Since inception of the repurchase program in April 1999 through March 31, 2005, the Company has repurchased in aggregate approximately 6.9 million shares for $297 million. Repurchases of stock during FY06 will occur from time to time depending upon factors such as the Company’s cash flows and general market conditions. While the Company expects to continue to repurchase shares for the foreseeable future, there can be no assurance as to the timing or amount of such repurchases.

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 26, 2005. Fred Young, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-0802 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for two weeks after the teleconference by dialing 320-365-3844 and using access code 781061.

The Company expects to file its Annual Report on Form 10-K with the Securities and Exchange Commission on Tuesday, June 14, 2005. The Annual Report and Proxy Statement are expected to be mailed at the end of June 2005 to stockholders of record as of June 10, 2005. The Company’s Annual Stockholders Meeting will be held in Pittsburgh, PA on Tuesday, August 9, 2005.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they

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do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic conditions and successful integration of the Norstan business, the timing and costs of restructuring programs, successful marketing of DVH services and successful implementation of our M&A program including identifying appropriate targets, consummating transactions and successfully integrating the businesses. Additional risk factors are included in the Company’s Annual Report on Form 10-K. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 152,000 clients in 141 countries with 122 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.

Black Box and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

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BLACK BOX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Year ended
	March 31,	March 31,	March 31	March 31,
In thousands, except per share	2005	2004	2005	2004

Revenues	$157,230	$129,730	$535,076	$520,412

Cost of sales	97,514	75,442	320,147	304,161

Gross profit	59,716	54,288	214,929	216,251

Selling, general & administrative expense	52,119	36,331	160,002	140,805

Restructuring and other charges	5,059	—	5,059	—

Intangibles amortization	1,145	48	1,332	246

Operating income	1,393	17,909	48,536	75,200
Interest expense, net	1,319	450	2,755	1,808
Other expenses, net	22	56	115	147

Income before income taxes	52	17,403	45,666	73,245
Provision for income taxes	18	5,900	15,754	26,002

Net income	$34	$11,503	$29,912	$47,243

Basic earnings per common share	$0.00	$0.63	$1.72	$2.60

Diluted earnings per common share	$0.00	$0.61	$1.68	$2.52

Weighted average common shares	17,148	18,296	17,411	18,173

Weighted average common & common equivalent shares outstanding	17,524	18,830	17,845	18,766

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BLACK BOX CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
In thousands	2005	2004

Assets
Cash and cash equivalents	$11,592	$9,306
Accounts receivable, net	116,865	97,203
Lease receivables	1,697	—
Inventories, net	57,176	40,162
Costs and estimated earnings in excess of billings on uncompleted contracts	25,695	13,763
Deferred tax asset	9,236	4,131
Net current assets of discontinued operations	424	—
Other current assets	14,849	10,623

Total current assets	237,534	175,188

Property, plant and equipment, net	38,268	29,269
Goodwill, net	444,567	380,769
Intangibles, net	44,157	29,546
Lease receivables, net of current portion	473	—
Deferred tax asset	3,793	—
Discontinued operations, net of current portion	373	—
Other assets	3,725	2,530

Total assets	$772,890	$617,302

Liabilities
Current maturities of long-term debt	$692	$1,061
Current maturities of discounted lease rentals	890	—
Accounts payable	36,032	30,709
Billings in excess of costs and estimated earnings on uncompleted contracts	8,947	5,665
Deferred revenue	21,456	—
Accrued liabilities:
Compensation and benefits	13,073	7,849
Restructuring	6,709	593
Other liabilities	33,905	16,185
Income taxes	3,295	3,695

Total current liabilities	124,999	65,757

Long-term debt	147,196	35,177
Discounted lease rentals	30	—
Deferred taxes	—	11,050
Other liabilities	75	414
Restructuring reserve	9,889	—
Stockholders’ Equity
Common stock	24	23
Additional paid-in capital	336,290	324,219
Retained earnings	428,632	402,675
Treasury stock, at cost	(296,797)	(239,885)
Accumulated other comprehensive gain	22,552	17,872

Total stockholders’ equity	490,701	504,904

Total liabilities and stockholders’ equity	$772,890	$617,302

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BLACK BOX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
In thousands	2005	2004	2005	2004

Operating Activities
Net income	$34	$11,503	$29,912	$47,243
Adjustments to reconcile net income to cash Provided by operating activities:
Intangibles amortization	1,145	48	1,332	246
Depreciation	2,253	1,695	6,623	6,519
Gain on disposal of assets	—	—	—	(301)
Stock compensation expense	—	—	680	—
Changes in operating assets and liabilities:
Account receivable, net	7,725	3,699	8,878	7,486
Inventories, net	2,336	2,077	(76)	1,144
Other current assets	14,143	6,036	16,608	19,854
Proceeds from lease contracts	504	—	504	—
Accounts payable and accrued liabilities	(10,342)	1,554	(12,255)	(7,006)

Net cash provided by operating activities	$17,798	$26,612	$52,206	$75,185

Investing Activities
Capital expenditures, net	(470)	$(95)	$(2,319)	$322
Acquisition of businesses, net of cash acquired	(102,553)	—	(102,553)	—
Prior merger-related payments	605	(1,772)	107	(3,010)

Net cash used in investing activities	$(102,418)	$(1,867)	$(104,765)	$(2,688)

Financing Activities
Proceeds/(repayments) on borrowings, net	$106,414	$(11,327)	$110,450	$(14,688)
Repayments on discounted lease rentals	(458)	—	(458)	—
Proceeds from exercise of options	609	16,145	7,919	22,159
Payment of dividends	(1,038)	(889)	(3,847)	(3,663)
Deferred financing costs	(1,117)	—	(1,352)	—
Purchase of treasury stock	(19,327)	(28,702)	(56,912)	(81,057)

Net cash provided/(used) in financing activities	$85,083	$(24,773)	$55,800	$(77,249)
Foreign currency exchange impact on cash	$182	$(590)	$(955)	$15

Increase/(decrease) in cash & cash equivalents	$645	$(618)	$2,286	$(4,737)
Cash & cash equivalents at beginning of period	10,947	9,924	9,306	14,043

Cash & cash equivalents at end of period	$11,592	$9,306	$11,592	$9,306

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RECONCILIATIONS:

In addition to reported results under U.S. GAAP for the fiscal periods, the following financial highlights tables also includes, where appropriate, a reconciliation of free cash flow, EBITDA, diluted EPS and net income excluding restructuring and other charges and reconciling items (which are non-GAAP measures), to the most directly comparable GAAP measure. All dollar amounts are in thousands.

A reconciliation of cash provided by operating activities to free cash flow is presented below:

	4Q05	4Q04	FY05	FY04

Cash provided by operating activities	$17,798	$26,612	$52,206	$75,185
Plus or (minus):
Net capital expenditures/disposals	(470)	(95)	(2,319)	322
Proceeds from stock option exercises	609	16,145	7,919	22,159
Foreign currency exchange impact on cash	182	(590)	(955)	15

Free cash flow	$18,119	$42,072	$56,851	$97,681

A reconciliation of diluted earnings per common share (EPS) to diluted EPS excluding restructuring and other charges and reconciling items is presented below:

	4Q05	FY05

Diluted EPS	$0.00	$1.68
EPS impact of restructuring and other charges	0.19	0.19
EPS impact of reconciling items	0.20	0.26

Diluted EPS excluding special items	$0.39	$2.13

A reconciliation of net income to net income excluding restructuring and other charges and reconciling items is presented below:

	4Q05	FY05

Net income	$34	$29,912
% of revenues	0.0%	5.6%
Restructuring and other charges, after tax impact	3,314	3,314
Reconciling items, after tax impact	3,471	4,650

Net income excluding special items	$6,819	$37,876
% of revenues	4.3%	7.1%

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A reconciliation of operating income to EBITDA is presented below:

	4Q05	FY05	FY06

Operating income	$1,393	$48,536	$84,000
% of revenues	1.0%	9.1%	12.0%
Depreciation	2,253	6,623	11,000
Amortization	1,145	1,332	400

EBITDA	$4,791	$56,491	$95,400
% of revenues	3.0%	10.6%	13.6%

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SUPPLEMENTAL INFORMATION:

Additionally, the following supplemental information is being provided for comparisons of fourth quarter ended March 31, 2005 reported results to this year’s third quarter and prior year’s fourth quarter. All dollar amounts are in thousands unless noted otherwise.

Information on revenues and operating income by geography is presented below. Management believes it is important to separately present the Fiscal 2005 restructuring and other charges, as well as, the reconciling items of $10.4 million. Management believes this enables a clearer understanding of the ongoing operations of the Company.

	4Q05	3Q05	4Q04	FY05	FY04

Revenues:
North America	$112,047	$78,642	$81,744	$355,013	$341,299
Europe	35,501	38,947	38,214	142,838	142,158
All Other	9,682	9,307	9,772	37,225	36,955

Total	$157,230	$126,896	$129,730	$535,076	$520,412

Operating Income:
North America	$(295)	$8,345	$9,686	$26,798	$44,281
% of North America revenues	(0.3)%	10.6%	11.8%	7.5%	13.0%
Europe	$274	$4,016	$5,534	$13,639	$21,812
% of Europe revenues	0.8%	10.3%	14.5%	9.5%	15.3%
All Other	$1,414	$1,836	$2,689	$8,099	$9,107
% of All Other revenues	14.6%	19.7%	27.5%	21.8%	24.6%

Total	$1,393	$14,197	$17,909	$48,536	$75,200
% of Total revenues	1.0%	11.2%	13.8%	9.1%	14.5%

Restructuring and Other Charges and Reconciling Items:
North America	$9,356	1,300	—	$11,156	—
Europe	1,003	—	—	1,003	—
All Other	—	—	—	—	—

Total	$10,359	1,300	—	$12,159	—

Operating Income Excluding Restructuring and Other Charges and Reconciling Items:
North America	$9,061	$9,645	$9,686	$37,954	$44,281
% of North America revenues	8.1%	12.3%	11.8%	10.7%	13.0%
Europe	$1,277	$4,016	$5,534	$14,642	$21,812
% of Europe revenues	3.6%	10.3%	14.5%	10.3%	15.3%
All Other	$1,414	$1,836	$2,689	$8,099	$9,107
% of All Other revenues	14.6%	19.7%	27.5%	21.8%	24.6%

Total	$11,752	$15,497	17,909	$60,695	$75,200
% of Total revenues	7.5%	12.2%	13.8%	11.3%	14.5%

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Information on revenues and gross profit for data services, voice services and hotline services is presented below:

	4Q05	3Q05	4Q04	FY05	FY04

Revenues:
Data Services	$48,799	$53,410	$52,851	$200,935	$214,299
Voice Services	52,921	16,219	15,515	106,540	68,241
Hotline Services	55,510	57,267	61,364	227,601	237,872

Total	$157,230	$126,896	$129,730	$535,076	$520,412

Gross Profit:
Data Services	$13,343	$16,149	$15,925	$59,354	$67,329
% of Data Services revenues	27.3%	30.2%	30.1%	29.5%	31.4%
Voice Services	$17,648	$5,469	$5,652	$36,255	$23,999
% of Voice Services revenues	33.3%	33.7%	36.4%	34.0%	35.2%
Hotline Services	$28,725	$29,400	$32,711	$119,320	$124,923
% of Hotline Services revenues	51.7%	51.3%	53.3%	52.4%	52.5%

Total	$59,716	$51,018	$54,288	$214,929	$216,251
% of Total revenues	38.0%	40.2%	41.8%	40.2%	41.6%

Information on revenues on a same-office basis is presented below:

	4Q05	4Q04	Change

Revenues as reported	$157,230	$129,730	21%
Less revenues from offices added since Fiscal 2004	(35,208)	—

Revenues on same-office basis	$122,022	$129,730	(6)%

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Information on various balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	4Q05		3Q05		4Q04

Accounts Receivable:
Gross Accounts Receivable $	$124.2		$108.8		$107.6
Reserve $ / %	$7.3	/5.9%	$10.2	/9.4%	$10.4	/9.7%

Net Accounts Receivable $	$116.9		$98.6		$97.2
Net Days Sales Outstanding	57 days		64 days		63 days

Inventory:
Gross Inventory $	$69.7		$48.2		$45.0
Reserve $ / %	$12.5	/18.0%	$5.0	/10.4%	$4.8	/10.8%

Net Inventory $	$57.2		$43.2		$40.2
Net Inventory Turns	6.4	x	7.9	x	7.6	x

Six-Month Order Backlog	$97		$54		$56

Team Members	3,371		2,538		2,779

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